Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On September 24, 2019 (the “Closing Date”), II-VI Incorporated (“II-VI”) completed its acquisition of Finisar Corporation (“Finisar”), a global technology leader for subsystems and components for fiber optic communications (“the Acquisition”).

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma adjustments reflecting the Acquisition and other transactions described in this section and under “Notes to Unaudited Pro Forma Condensed Combined Financial Information” have been prepared in accordance with the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combinations, where II-VI is the accounting acquirer and Finisar is the accounting acquiree.

The unaudited pro forma combined balance sheet has been prepared to reflect the transaction as if the transaction had occurred on June 30, 2019. The unaudited pro forma combined statement of operations for the year-ended June 30, 2019 combine the results of operations of II-VI and Finisar for the fiscal years ended June 30, 2019 and April 28, 2019, respectively, as if the transaction had occurred on July 1, 2018.

The unaudited pro forma condensed combined financial statements have been adjusted to give effect to pro forma events that are (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined company’s results.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or consolidated financial condition would have been had the Acquisition actually occurred on the dates indicated, nor do they purport to project the future consolidated results of operations or consolidated financial condition for any future period or as of any future date. The assumed accounting for the Acquisition, including the aggregate Acquisition Consideration, is based on provisional amounts, and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon the preliminary estimate of fair values. For the preliminary estimate of fair values of assets acquired and liabilities assumed of Finisar, II-VI used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. The unaudited pro forma adjustments are based upon available information and certain assumptions that II-VI believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The purchase price adjustments relating to the Finisar and II-VI combined financial information are preliminary and subject to change, as additional information becomes available and as additional analyses are performed. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed combined financial information.

II-VI INCORPORATED AND SUBSIDIARIES

PRO FORMA CONDENSED COMBINED BALANCE SHEET

JUNE 30, 2019

UNAUDITED ($000)

	Historical		Pro Forma
						Debt			Finisar
	II-VI	Finisar				Financing			Acquisition
	June 30, 2019	April 28, 2019	Reclass			Pro Forma			Pro Forma
	(Note 3)	(Note 3)	Adjustments			Adjustments			Adjustments			Combined
Assets
Current Assets
Cash and cash equivalents	$204,872	$814,185	$—			$1,330,737	8	(a)	$(1,879,086)	8	(a)	$570,708
									100,000	8	(a)
Short-term investments	—	100,000	—			—			(100,000)	8	(a)	—
Accounts receivable, net	269,642	263,394	—			—			(7,323)	8	(b)	525,713
Inventories	296,282	299,028	—			—			66,982	8	(c)	662,292
Prepaid and refundable income taxes	11,778	—	3,253	7	(a)	—			—			15,031
Prepaid and other current assets	30,337	44,224	(3,253)	7	(a)	(5,701)	8	(g)	—			65,607

Total Current Assets	812,911	1,520,831	—			1,325,036			(1,819,427)			1,839,351

Property, plant & equipment, net	582,790	622,979	—			—			124,596	8	(d)	1,330,365
Goodwill	319,778	106,736	—			—			562,876	8	(e)	989,390
Other intangible assets, net	139,324	4,182	—			—			823,506	8	(d)	967,012
Investments	76,208	—	—			—			—			76,208
Deferred income taxes	8,524	81,977	—			—			(81,977)	8	(f)	8,524
Other assets	14,238	15,462	—			—			—			29,700

Total Assets	$1,953,773	$2,352,167	$—			$1,325,036			$(390,426)			$5,240,550

Liabilities and Shareholders’ Equity
Current Liabilities
Current portion of long-term debt	$23,834	$—	$—			$17,366	8	(g)	$—			$41,200
Accounts payable	104,462	132,440	—			—			(7,323)	8	(b)	229,579
Accrued compensation and benefits	71,847	31,804	—			—			7,287	8	(j)	110,938
Accrued income taxes payable	20,476	—	3,356	7	(b)	—			—			23,832
Other accrued liabilities	49,944	49,495	(3,356)	7	(b)	(221)	8	(g)	61,148	8	(j)	157,010

Total Current Liabilities	270,563	213,739	—			17,145			61,112			562,559

Long-term debt	443,163	512,105	—			1,311,851	8	(g)	62,895	8	(g)	2,330,014
Deferred income taxes	23,913	—	1,322	7	(c)	—			124,406	8 8	(h), (j)	149,641
Other liabilities	82,925	12,162	(1,322)	7	(c)	—			—			93,765

Total Liabilities	820,564	738,006	—			1,328,996			248,413			3,135,979

Common stock	382,423	118	—			—			1,046,470	8	(i)	1,429,011
Additional paid in capital	—	2,919,305	—			—			(2,919,305)	8	(i)	—
Accumulated other comprehensive income (loss)	(24,221)	(48,568)	—			—			48,568	8	(i)	(24,221)
Retained earnings	943,581	(1,256,694)	—			(3,960)	8	(g)	1,185,428	8	(j)	868,355

	1,301,783	1,614,161	—			(3,960)			(638,839)			2,273,145
Treasury stock, at cost	(168,574)	—	—			—			—			(168,574)

Total Shareholders’ Equity	1,133,209	1,614,161	—			(3,960)			(638,839)			2,104,571

Total Liabilities and Shareholders’ Equity	$1,953,773	$2,352,167	$—			$1,325,036			$(390,426)			$5,240,550

II-VI INCORPORATED AND SUBSIDIARIES

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2019

UNAUDITED ($000)

	Historical		Pro Forma
					Debt		Finisar
	June 30, 2019	April 28, 2019			Financing		Acquisition
	II-VI	Finisar	Reclass		Pro Forma		Pro Forma
	(Note 3)	(Note 3)	Adjustments		Adjustments		Adjustments		Combined
Total Revenues	$1,362,496	$1,280,480	$—		$—		$(13,337)	9(a)	$2,629,639

Costs, Expense and Other Expense (Income)
Cost of goods sold	841,147	926,550	(10,741)	7(k)	—		(8,669)	9(a)	1,755,881
							12,460	9(b)
							(4,866)	9(h)
Amortization of acquired developed technology	—	1,958	(1,958)	7(d)	—		—
Impairment of long lived assets	—	3,879	(3,879)	7(i)	—		—		—
Internal research and development	139,163	—	267,787	7(g), 7(j), 7(l)	—		(7,123)	9(h)	399,827
Research and Development	—	217,877	(217,877)	7(j)	—		—
Selling, general and administrative	233,518	—	122,965	7(d),7(e), 7(f), 7(h), 7(k), 7(l)	—		113,956	9(b)	442,834
							(20,600)	9(c)
							(7,005)	9(h)
Sales and Marketing	—	49,077	(49,077)	7(e)	—		—		—
General and administrative	—	54,844	(54,844)	7(f)	—		—		—
Start-up costs	—	54,517	(54,517)	7(g)	—		—		—
Amortization of purchased intangibles	—	1,738	(1,738)	7(h)	—		—		—
Impairment of long-lived assets	—	580	(580)	7(i)	—		—		—
Interest expense	22,417	33,492	—		67,008	9(d)	—		122,917
Other expense (income), net	(2,562)	718	4,459	7(i)	—		—		2,615
Interest income	—	(21,201)	—		—		21,201	9(e)	—

Total Costs, Expenses and other Expense (Income)	1,233,683	1,324,029	—		67,008		99,354		2,724,074

Earnings (Loss) Before Income Taxes	128,813	(43,549)	—		(67,008)		(112,691)		(94,435)

Income taxes	21,296	9,667	—		(10,209)	9(f)	(25,193)	9(f)	(4,439)

Net Earnings (Loss)	$107,517	$(53,216)	$—		$(56,799)		$(87,498)		$(89,996)

Net Earnings (Loss) - Basic Earnings (Loss) Per Share:	$1.69								$(1.00)
Net Earnings (Loss) - Diluted Earnings (Loss) Per Share:	$1.63								$(1.00)

Weighted-average common shares outstanding - Basic	63,584								90,297	9(g)
Weighted-average common shares outstanding - Diluted	65,804								90,297	9(g)

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Description of the Acquisition

II-VI Incorporated (“II-VI” or “the Company”) and Finisar Corporation (“Finisar”) entered into an Agreement and Plan of Acquisition, dated as of November 8, 2018 (the “Acquisition Agreement”). Pursuant to the terms of the Acquisition Agreement, Mutation Merger Sub Inc., a wholly owned subsidiary of II-VI, merged with and into Finisar, with Finisar surviving the Acquisition and becoming a wholly owned subsidiary of II-VI. On September 24, 2019 (the “Closing Date”), the Company completed its acquisition of Finisar (the “Acquisition”). Each issued and outstanding share of Finisar’s common stock was automatically cancelled and converted into the right to receive the following consideration (collectively the “Acquisition Consideration”), at the election of the holder of the share of Finisar’s common stock:

•	$26.00 in cash, without interest (the “Cash Consideration”),

•	0.5546 of a share of the Company’s common stock (the “Stock Consideration”), or

•	a combination of $15.60 in cash, without interest, and 0.2218 of a share of the Company’s common stock (the “Mixed Consideration”).

The per share Cash Consideration and Stock Consideration were subject to adjustment pursuant to the terms of the Acquisition Agreement such that the aggregate Acquisition Consideration consisted of approximately 60.0% cash and approximately 40.0% shares of the Company’s common stock (assuming a per share price of the Company’s common stock equal to the closing price as of November 8, 2018, which was $46.88 per share) across all shares of Finisar’s common stock (the “Proration Adjustment”). Following the Proration Adjustment, the resulting consideration for Cash Consideration was adjusted to $15.94 in cash and 0.2146 shares of the Company’s common stock (“II-VI Common Stock”). No adjustment was made to the Stock Consideration and Mixed Consideration.

Note 2. Description of Financing Transactions

New Senior Credit Facilities

On September 24, 2019, in connection with the Acquisition, the Company entered into an Amended and Restated Credit Agreement (the “New Credit Agreement”) with Bank of America, N.A., as Administrative Agent, Swing Line Lender and a Line of Credit Issuer, and the other lenders party thereto.

The New Credit Agreement provides for senior secured financing of $2.425 billion in the aggregate, consisting of:

(i)	Aggregate principal amount of $1.255 billion for a five-year senior secured first-lien term A loan facility (the “Term A Facility”),

(ii)	Aggregate principal amount of $720.0 million for a seven-year senior secured term B loan facility (the “Term B Facility” and together with the Term A Facility, the “Term Loan Facilities”) and

(iii)

Aggregate principal amount of $450.0 million for a five-year senior secured first-lien revolving credit facility (the “Revolving Credit Facility” and together with the Term Loan Facilities, the “New Senior Credit Facilities”).

The New Credit Agreement also provides for a letter of credit sub-facility not to exceed $25.0 million and a swing loan sub-facility initially not to exceed $20.0 million.

The Company is obligated to repay the outstanding principal amount of the Term A Facility in quarterly installments equal to 1.25% of the initial aggregate principal amount of the Term A Facility, with the remaining outstanding balance due and payable on the fifth anniversary of the Closing Date. Similarly, the Company is obligated to repay the outstanding principal amount of the Term B Facility in quarterly installments equal to 0.25% of the initial aggregate principal amount of the Term B Facility, with the remaining outstanding balance due and payable on the seventh anniversary of the Closing Date. The Company is obligated to repay the aggregate principal amount of all outstanding revolving loans made under the Revolving Credit Facility on the fifth anniversary of the Closing Date.

The Company’s obligations under the New Senior Credit Facilities are guaranteed by each of the Company’s existing or future direct and indirect domestic subsidiaries, including Finisar and its domestic subsidiaries (collectively, the “Guarantors”). Borrowings under the New Senior Credit Facilities are collateralized by a first priority lien in substantially all of the assets of the Company and the Guarantors, except that no real property is collateral under the New Senior Credit Facilities.

All amounts outstanding under the New Senior Credit Facilities will become due and payable 120 days prior to the maturity of the Company’s currently outstanding 0.25% Convertible Senior Notes due 2022 (the “II-VI Notes”) if (i) the II-VI Notes remain outstanding, and (ii) the Company has insufficient cash and borrowing availability to repay the principal amount of the II-VI Notes.

The Company voluntarily may prepay, at any time or from time to time, any amounts outstanding under the New Senior Credit Facilities in whole or in part without premium or penalty; except for the Term B Facility, in which (a) a repayment made before September 24, 2020, (b) the occurrence of a repricing event, or (c) a change to the lenders, the Company will be subject to a prepayment premium in a an amount equal to one percent of: (i) the principal amount of the Term B Facility that is prepaid under an optional or mandatory prepayment due to a repricing event, (ii) the aggregate outstanding principal amount of the Term B Facility resulting from an amendment to the New Credit Agreement, and (iii) the principal amount of the Term B Facility that is mandatorily assigned. The Company may be subject to mandatory prepayment of amounts outstanding under the New Senior Credit Facilities under certain circumstances, including in connection with certain asset sales or other dispositions of property and debt issuances.

The Company also may be required to prepay amounts under the Term B Facility based on the Company’s excess cash flow (as calculated in accordance with the terms of the New Credit Agreement) for the Company’s prior fiscal year beginning with its fiscal year ending June 30, 2020 and the Company’s consolidated secured net leverage ratio (as calculated in accordance with the terms of the New Credit Agreement) as of the end of such fiscal year.

Amounts outstanding under the New Senior Credit Facilities will bear interest at a rate per annum equal to an applicable margin over a eurocurrency rate or an applicable margin over a base rate determined by reference to the highest of (a) the federal funds rate plus 0.50%, (b) Bank of America, N.A.’s prime rate and (c) a eurocurrency rate plus 1.00%, in each case as calculated in accordance with the terms of the New Credit Agreement. The applicable interest rate would increase under certain circumstances relating to events of default.

The New Credit Agreement contains customary affirmative and negative covenants with respect to the New Senior Credit Facilities, including limitations with respect to liens, investments, indebtedness, dividends, acquisitions, dispositions of assets and transactions with affiliates. The Company will be obligated to maintain a consolidated interest coverage ratio (as calculated in accordance with the terms of the new Credit Agreement) as of the end of each fiscal quarter of not less than 3.00 to 1.00. The Company will be obligated to maintain a consolidated total net leverage ratio (as calculated in accordance with the terms of the New Credit Agreement) of not greater than (i) 5.00 to 1.00 for the first four fiscal quarters after the Closing Date, commencing with the first full fiscal quarter after the Closing Date, (ii) 4.50 to 1.00 for the fifth fiscal quarter through and including the eighth fiscal quarter after the Closing Date, and (iii) 4.00 to 1.00 for each subsequent fiscal quarter.

0.50% Finisar Convertible Notes

Finisar’s outstanding 0.50% Convertible Senior Notes due 2036 (the “Finisar Notes”) may be redeemed at any time on or after December 22, 2021 in whole or in part at the option of the Company at a redemption price equal to one hundred percent (100%) of the principal amount of such Finisar Notes plus accrued and unpaid interest. Each holder of Finisar Notes also may require Finisar to repurchase all or any portion of such holder’s outstanding Finisar Notes for cash on December 15, 2021, December 15, 2026 and December 15, 2031 at a repurchase price equal to one hundred percent (100%) of the principal amount of such Finisar Notes plus accrued and unpaid interest. The Finisar Notes will mature on December 15, 2036. Interest on the Finisar Notes accrues at 0.50% per annum, paid semi-annually, in arrears, on June 15 and December 15 of each year.

In connection with the acquisition of Finisar, the Company, Finisar and Wells Fargo Bank, National Association, as trustee, entered into a First Supplemental Indenture, dated as of September 24, 2019 (the “First Supplemental Indenture”). The First Supplemental Indenture supplements the base indenture (as supplemented, the “Finisar Indenture”), which governs the Finisar Notes. Pursuant to the terms of the First Supplemental Indenture, the Company has fully and unconditionally guaranteed, on a senior unsecured basis, the due and punctual payment and performance of all obligations of Finisar to the holders of the Finisar Notes. The First Supplemental Indenture also provides that the right of holders of Finisar Notes to convert Finisar Notes into cash and/or shares of Finisar’s common stock is changed to a right to convert Finisar Notes into cash and/or shares of II-VI Common Stock, subject to the terms of the Finisar Indenture.

Under the terms of the Finisar Indenture, the consummation and effectiveness of the Acquisition on the Closing Date constituted a Fundamental Change (as defined in the Finisar Indenture) and a Make-Whole Fundamental Change (as defined in the Finisar Indenture). Accordingly, in accordance with the terms of the Finisar Indenture, each holder of Finisar Notes had the right to (i) convert its Finisar Notes into cash and/or shares of Company Common Stock, at Finisar’s option, or (ii) require that Finisar repurchase such holder’s Finisar Notes for an amount in cash equal to one hundred percent (100%) of the principal amount of such Finisar Notes plus accrued and unpaid interest.

Note 3. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information was prepared pursuant to Article 11 of Regulation S-X.

II-VI’s fiscal year ends on June 30. Prior to the consummation of the Acquisition, Finisar had a 52- or 53-week fiscal year ending on the Sunday closest to the last day of April in each calendar year. Finisar’s most recent fiscal year ended on April 28, 2019. Financial information for Finisar for the year-ended April 28, 2019 has been used in preparation of the unaudited pro forma condensed combined financial information.

The unaudited pro forma combined balance sheet has been prepared to reflect the transaction as if the transaction had occurred on June 30, 2019. The unaudited pro forma combined statement of operations combine the results of operations of II-VI and Finisar for their respective fiscal years ended June 30, 2019 and April 28, 2019 as if the transaction had occurred on July 1, 2018, the beginning of the Company’s 2019 fiscal year.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with the business combination accounting guidance as provided in FASB ASC Topic 805, Business Combinations (“ASC 805”), with II-VI treated as the accounting acquirer and Finisar as the accounting acquiree. The unaudited pro forma condensed combined financial information may differ from the final purchase accounting for a number of reasons, including the fact that the estimates of fair values of assets and liabilities acquired are preliminary and subject to change when the formal valuation and other studies are finalized. The differences that may occur between the preliminary estimates and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The historical consolidated financial information of II-VI and Finisar has been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma matters that are (i) directly attributable to the Acquisition, and the financing used to finance the Acquisition, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the operating results of the combined company. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of any anticipated synergies, operating efficiencies or cost savings that may result from the Acquisition or of any future integration costs.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the Company would have been had the Acquisition occurred on the dates assumed, nor is it necessarily indicative of the future consolidated results of operations or consolidated financial position of the combined company. The unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes:

•	the accompanying notes to unaudited pro forma condensed combined financial statements;

•	II-VI’s Current Report on Form 8-K filed on September 24, 2019 with the SEC, including exhibits thereto, which describes the Finisar acquisition;

•

the separate audited historical consolidated financial statements of the Company as of, and for its fiscal year ended June 30, 2019, and the related notes included in the Company’s Annual Report on Form 10-K for its fiscal year ended June 30, 2019;

•

the separate audited historical consolidated financial statements of Finisar as of, and for its fiscal year ended April 29, 2019, and the related notes included in Finisar’s Annual Report on Form 10-K for its fiscal year ended April 29, 2019;

Note 4. Summary of Significant Accounting Policies

The accounting policies used in the preparation of the unaudited pro forma condensed combined financial information are those set out in the Company’s audited consolidated financial statements as of and for the year ended June 30, 2019. Management has determined that certain adjustments, including those described in Notes 8 and 9, are necessary to conform Finisar’s financial statements to the accounting policies used by the Company in the preparation of the unaudited pro forma condensed combined financial information. The adjustment amounts are subject to change as further assessment is performed and finalized for purchase accounting. These reclassifications and adjustments have no effect on previous reported total assets, total liabilities, shareholders’ equity or income from continuing operations of the Company or Finisar.

Note 5. Preliminary Estimate of Consideration Transferred

The total preliminary fair value of consideration paid in connection with the acquisition of Finisar is approximately $2.9 billion, based on the Company’s closing share price of $36.98 on September 23, 2019, and consisted of the following (in millions, except share and per share amount):

	Shares	Per Share	Total Consideration
Cash paid for outstanding shares of Finisar common stock			$1,879.1
II-VI common shares issued to Finisar stockholders	26,712,822	$36.98	987.7
Replacement equity awards attributable to precombination service			48.2

			$2,915.0

Note 6. Preliminary Estimate of Assets to be Acquired and Liabilities to be Assumed

The Company allocated the fair value of the purchase price consideration to the tangible assets, liabilities, and intangible assets acquired, generally based on estimated fair values. The excess purchase price over those fair values is recorded as goodwill. Our valuation assumptions of acquired assets and assumed liabilities require significant estimates, especially with respect to intangible assets. Our preliminary allocation of the purchase price of Finisar, based on the estimated fair value of the assets acquired and liabilities assumed as of the Closing Date, is as follows (in millions):

Purchase Price Allocation (Preliminary)
Cash and cash equivalents	$814.2
Current assets	363.4
Inventories (1)	366.0
Property, plant & equipment (1)	747.6
Intangible assets (2)	827.7
Other assets	59.6
Accounts payable	(132.4)
Other accrued liabilities	(81.3)
Deferred tax liabilities and other liabilities	(144.4)
Debt	(575.0)
Goodwill (3)	669.6

Total Purchase Price	$2,915.0

The purchase price allocation set forth herein is preliminary and will be revised as additional information becomes available during the measurement period, which could be up to 12 months from the Closing Date. Any such revisions or changes may be material. The Company utilized market available benchmarking analysis to perform the preliminary allocation above.

(1)	Inventory and property, plant and equipment fair value adjustments are preliminary and based upon management’s estimates after consideration of publicly available benchmarking information.

(2)	Preliminary identifiable intangible assets in the unaudited pro forma financial information consist of the following:

	Preliminary Fair Value (in millions)	Estimated Useful Life
Developed technology	$615.1	6 Years
Customer relationships	125.3	10 Years
Trademarks and trade names	11.4	5 Years
In-process research and development	75.9	n/a

The amortization related to the identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statement of operations based on the estimated useful lives above and as further described in Note 9(b). The identifiable assets and related amortization are preliminary and are based on management’s estimates after consideration of similar transactions. As discussed above, the amount will ultimately be allocated to identifiable intangible assets, and the related amount of amortization may differ materially from this preliminary allocation. In addition, the periods over which the amortization impacts will ultimately be based upon the periods in which the associated economic benefits are expected to be derived, or where appropriate, based on the use of straight-line method or other acceptable methods. Therefore, the amount of amortization following the Acquisition may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.

(3)

Goodwill represents the excess of the aggregate Acquisition Consideration over the fair value of the underlying net assets acquired. Goodwill is not amortized, but instead is reviewed for impairment at least annually, or more frequently upon the identification of any indicators of impairment. Goodwill is attributable to planned growth in new markets and synergies expected to be achieved from the combined operations of II-VI and Finisar. Goodwill recorded in the Acquisition is not expected to be deductible for tax purposes.

Note 7. Reclassification Adjustments

The following reclassification adjustments were made to conform the presentation of Finisar’s financial information to II-VI’s presentation:

(a)	Reclassification of $3.3 million of prepaid income taxes to prepaid and refundable income taxes from prepaid and other current assets.

(b)	Reclassification of $3.4 million of accrued income taxes to accrued income taxes from other accrued liabilities.

(c)	Reclassification of $1.3 million of deferred income taxes to deferred income taxes from other liabilities.

(d)	Reclassification of $2.0 million of amortization of acquired developed technology to selling, general and administrative.

(e)	Reclassification of $49.1 million of sales and marketing expense to selling, general and administrative.

(f)	Reclassification of $54.8 million of general and administrative expenses to selling, general and administrative.

(g)	Reclassification of $54.5 million of start-up costs to internal research and development.

(h)	Reclassification of $1.7 million of amortization of purchased intangibles to selling, general and administrative.

(i)	Reclassification of $4.5 million of impairment of long-lived assets to other (expense), income net.

(j)	Reclassification of $217.9 million of research and development to internal research and development.

(k)	Reclassification of $10.8 million of IT service and communication costs from cost of goods sold to selling, general and administrative.

(l)	Reclassification of $4.6 million of IT service and communication costs from internal research and development to selling, general and administrative.

Note 8. Pro Forma Adjustments for Condensed Combined Balance Sheet

(a)

Represents adjustments to the combined company’s cash balance, including (i) net proceeds from the New Senior Credit Facilities and the repayment of II-VI’s prior credit facility repaid in connection with the Acquisition, (ii) payment of $1,879.1 million of cash consideration to Finisar stockholders (see Note 5), and (iii) settlement of $100.0 million short-term investments held by Finisar.

(in millions)
Cash proceeds from New Senior Credit Facilities, net of debt issuance costs $63.2 million	$1,496.8
Repayment of II-VI debt — elimination of short-term debt	(23.8)
Repayment of II-VI debt — elimination of long-term debt	(142.0)
Repayment of II-VI debt — elimination of accrued interest	(0.2)

Net cash inflow related to financing	$1,330.8

(b)	Reflects the elimination of $7.3 million of accounts receivable and corresponding payable balances between II-VI and Finisar as of June 30, 2019.

(c)	Reflects the preliminary adjustment for inventories, as of the pro forma balance sheet date, based on the acquisition method of accounting.

(in millions)
Estimated fair value of acquired inventory (1)	$366.0
Historical carrying value of acquired inventory	(299.0)

Pro forma adjustment to inventory	$67.0

(1)

Represents the adjustment necessary to state acquired inventories to their preliminary estimated fair value. The valuation approaches used in the preliminary assessment of the fair value of inventories were the replacement cost approach and the comparative sales method approach. After the closing of the Acquisition, the recording of inventories at fair value will increase cost of goods sold as the inventory is sold, which for purposes of this pro forma financial information is assumed to occur within the first year after the Acquisition. The increase is not reflected in the unaudited pro forma condensed combined statements of operations as it was determined to not have a continuing impact.

(d)

Reflects adjustments to arrive at the estimated fair value as of the pro forma balance sheet date, largely based on benchmarking analysis of other similar transactions, of the property, plant and equipment and intangible assets.

(in millions)
Estimated fair value of acquired property, plant and equipment	$747.6
Historical carrying value of acquired property, plant and equipment	(623.0)

Pro forma adjustment to property, plant and equipment	$124.6

(in millions)
Estimated fair value of acquired intangible assets	$827.7
Elimination of Finisar’s historical net book value of intangible assets	(4.2)

Pro forma adjustment to intangible assets	$823.5

(e)	Represents the difference between the fair value of the estimated purchase price consideration and the fair value of the assets acquired and liabilities assumed.

(in millions)
Estimated fair value of goodwill	$669.6
Elimination of Finisar’s historical carrying value of goodwill	(106.7)

Pro forma adjustment to goodwill	$562.9

(f)	Reflects elimination of Finisar deferred tax assets.

(g)

Reflects adjustments to (i) Finisar current and long-term debt and related accrued interest to reflect the fair value of the Finisar Notes as assumed liabilities in purchase accounting and (ii) II-VI current and long-term debt and related accrued interest to reflect (1) the repayment of the outstanding indebtedness under II-VI’s prior credit facility and (2) the current and long-term portion of the New Senior Credit Facilities issued as a result of the Acquisition.

(in millions)
Estimated fair value of the Finisar Notes	$575.0
Historical carrying value of the Finisar Notes	(512.1)

Pro forma adjustment to long-term debt	$62.9

(in millions)
Repayment of II-VI debt — elimination of short-term debt	$(23.8)
Current portion of New Senior Credit Facilities	41.2

Financing adjustment to current portion of short-term debt	$17.4

(in millions)
Repayment of II-VI debt — elimination of long-term debt	$(142.0)
New Senior Credit Facilities, net of current portion and debt issuance costs	1,455.6
Prepaid facility costs reclassification	(5.7)
Debt extinguishment costs	4.0

Financing adjustment to long-term debt	$1,311.9

(in millions)
Repayment of II-VI debt — elimination of accrued interest	$(0.2)

Financing adjustment to other accrued liabilities	$(0.2)

(h)	Reflects adjustments to deferred tax liabilities which represent the deferred tax impact associated with the differences in book and tax basis (see Note 6).

(i)

Reflects (i) the elimination of Finisar’s historical common stock, additional paid in capital and accumulated other comprehensive income, (ii) the value of II-VI Common Stock to be issued in the Acquisition and the value of II-VI replacement equity awards, and (iii) the acceleration of Finisar executive equity.

(in millions)
Elimination of Finisar historical common stock	$(0.1)
Estimated value of II-VI Common Stock to be issued to Finisar stockholders and holders of certain Finisar stock options and restricted stock units (See Note 5)	987.7
Estimated value of II-VI replacement equity awards attributable to pre-combination service (See Note 5)	48.2
Acceleration of Finisar executive equity-based awards	10.7

Pro forma adjustment to common stock	$1,046.5

(j)	Reflects the elimination of Finisar’s accumulated deficit after pro forma adjustments and other non-recurring items that resulted directly from the transaction.

(in millions)
Elimination of Finisar accumulated deficit	$1,256.7
Acceleration of Finisar executive equity-based awards	(10.7)
Deferred tax valuation allowance adjustment	7.9
Cash paid for severance related to Finisar executives severance agreements	(7.3)
Total transaction costs accrued	(61.1)

Pro forma adjustment to retained earnings	$1,185.4

Note 9. Pro Forma Adjustments for Condensed Combined Statement of Operations

(a)	Reflects the elimination of revenues between II-VI and Finisar of $13.3 million and $8.7 million in costs of goods sold.

(b)

Represents the adjustments to record (i) the elimination of historical depreciation and recognition of new depreciation expense based on the fair value of property, plant and equipment and (ii) the elimination of historical amortization expense and recognition of new amortization expense related to identifiable intangible assets calculated on a straight-line basis. The depreciation of property, plant and equipment is based on the estimated remaining useful lives of the assets, and is calculated on a straight-line basis. The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized.

Year ended June 30, 2019 (in millions)
Reversal of Finisar’s historical property, plant and equipment depreciation expense	$(95.4)
Depreciation of acquired property, plant and equipment	107.9

Pro forma adjustment to property, plant and equipment depreciation expense	$12.5

Year ended June 30, 2019 (in millions)
Reversal of Finisar’s historical intangible asset amortization expense	$(3.7)
Amortization of identifiable intangible assets	117.7

Pro forma adjustment to intangible amortization expense	$114.0

(c)	Reflects the adjustments to reverse non-recurring transaction costs, which were recorded in II-VI and Finisar’s selling, general and administrative expenses.

Year ended June 30, 2019 (in millions)
Elimination of historical transaction costs recorded by II-VI	$(15.6)
Elimination of historical transaction costs recorded by Finisar	(5.0)

Pro forma adjustment to historical transaction costs	$(20.6)

(d)

Reflects the adjustments to (i) reverse interest expense associated with the repayment of II-VI’s prior credit facility and Finisar Notes (including, in each case, amortization of debt issuance costs and discounts), (ii) recognition of new interest expense associated with the New Senior Credit Facilities, including an additional $561.0 million assumed under the delayed draw on the Term A Facility to fund the payment to the holders of Finisar 2036 notes that exercise their repurchase right, and (iii) recognition of amortization expense associated with new debt issuance costs.

Year ended June 30, 2019
Interest expense on II-VI New Senior Credit Facilities (1) (2)	$96.7
Amortization of new debt issuance costs related to New Senior Credit Facilities	11.5
Elimination of historical interest expense related to prior Finisar debt	(33.5)
Elimination of historical interest expense related to repayment of II-VI’s prior credit facility	(7.7)

Financing adjustment to interest expense	$(67.0)

(1)

The interest expense adjustments included in the unaudited pro forma condensed combined statements of operations reflect additional interest expense using interest rates on the secured financing as of September 24, 2019. These rates are defined between LIBOR plus 2.00% to LIBOR plus 3.5%. These rates comprise the one-month LIBOR rate of 2.05% as of September 2019, plus the applicable margins specified in the New Credit Agreement.

(2)

A sensitivity analysis on interest expense for the year ended June 30, 2019 has been performed to assess the effect of a change of 12.5 basis points to the interest rates on the New Senior Credit Facilities. A change in the interest rate of 12.5 basis points would have resulted in additional interest expense of $2.7 million for the year ended June 30, 2019.

(e)	Reflects the adjustment to eliminate interest income associated with the expected settlement of short-term investments.

(f)	Reflects the income tax effects of the pro forma adjustments based on the applicable blended statutory tax rate (see Note 6).

(g)

Represents the pro forma weighted average shares outstanding that have been calculated using the historical weighted average shares of II-VI Common Stock outstanding and the additional shares of II-VI Common Stock to be issued in conjunction with the Acquisition.

Year ended June 30, 2019
Historical II-VI weighted average shares outstanding — basic	63,584
Shares of II-VI Common Stock issued pursuant to the Acquisition	26,713

Pro forma weighted average shares outstanding —basic and diluted	90,297

(h)

The pro forma adjustments for share-based awards represents the difference between Finisar’s historical share-based compensation expense related to replacement awards issued to continuing employees as part of the acquisition agreement. The fair value of the replacement share-based awards, which are restricted stock units, will be recognized ratably over post-combination service periods ranging for one to four years.